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                                                               FILE NO. 33-38879
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED SEPTEMBER 1, 1995)
               (TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 1, 1995)
                            PROSPECTUS NUMBER: 1321


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES


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PRINCIPAL AMOUNT:         $25,000,000.00


TRADE DATE:               January 30, 1996


ORIGINAL ISSUE DATE:      February 15, 1996


MATURITY DATE:            February 15, 2011


INTEREST RATE:            6.70%


INTEREST PAYMENT DATES:   15th day of each month, commencing March 15, 1996 through the
                          Maturity Date, subject to following business day convention.


OPTIONAL REPAYMENT DATES: See Comments.


INITIAL REDEMPTION DATE:  February 15, 2000


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     Notwithstanding the provisions contained in the Prospectus Supplement dated
March 29, 1994 attached hereto, interest rates offered by the Company with respect to the Notes may differ, among other reasons, depending upon the aggregate principal amount of Notes purchased in any single transaction. Merrill Lynch & Co., Inc. (the "Company") expects generally to distinguish, with respect to these offered rates, between purchases which are for less than, and purchases which are equal to or greater than, $1,000,000. These different rates may be offered concurrently at any time. The Company may also concurrently offer Notes having different variable terms (as are described herein or in any Prospectus Supplement) to different investors, and these different offers may depend upon whether an offered purchase is for an aggregate principal amount of Notes equal to or greater than, or for an amount less than $1,000,000.
          COMMENTS: The Notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring in February 15, 2000 and each Interest Payment Date occurring in August or February thereafter at a redemption price equal to 100% of the principal amount of the Notes upon at least 30 days prior notice.
                 The notes will be issued in denominations of $1,000 and integral multiples of $1,000.

     On April 24, 1995, the Company increased to $11,150,000,000 the aggregate principal amount of Medium- Term Notes, Series B authorized to be issued pursuant to the attached Prospectus Supplement and supplements related thereto. Such amount represents an increased authorization of $2,500,000,000. As of March 31, 1995, the Company had issued and outstanding Notes in an aggregate principal amount of approximately $5,566,708,000.

              The date of this Prospectus Supplement: January 30, 1996